                                  EXHIBIT 99.1

[JABIL CIRCUIT LOGO]                                                      NEWS


THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REGARDING THE ANTICIPATED OUTLOOK FOR OUR BUSINESS, OUR EXPECTED THIRD QUARTER FISCAL AND FULL YEAR FISCAL 2004 REVENUES AND EARNINGS RESULTS AND OUR LONG-TERM OUTLOOK FOR THE COMPANY, OUR INDUSTRY AND OUR CUSTOMERS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, FORECASTS AND ASSUMPTIONS INVOLVING RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL OUTCOMES AND RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: FLUCTUATIONS IN OPERATING RESULTS; CHANGES IN TECHNOLOGY; COMPETITION; MANAGING RAPID GROWTH; MANAGING RAPID DECLINES IN CUSTOMER DEMAND; OUR ABILITY TO SUCCESSFULLY CONSUMMATE OUR ACQUISITIONS; MANAGING THE INTEGRATION OF BUSINESSES WE ACQUIRE; AND RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS; RETAINING KEY PERSONNEL; OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS; THE CONSOLIDATION OF OUR CUSTOMER BASE; BUSINESS AND COMPETITIVE FACTORS GENERALLY AFFECTING THE ELECTRONIC MANUFACTURING SERVICES INDUSTRY, OUR CUSTOMERS AND OUR BUSINESS OR OTHER FACTORS THAT WE MAY NOT HAVE CURRENTLY IDENTIFIED OR QUANTIFIED; AND OTHER RISKS, RELEVANT FACTORS AND UNCERTAINTIES IDENTIFIED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2003, ANY SUBSEQUENT REPORTS ON FORM 10-Q AND FORM 8-K AND OUR OTHER SECURITIES FILINGS. JABIL DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


                     JABIL CIRCUIT REPORTS QUARTERLY RESULTS
                       STRONGER DEMAND HIGHLIGHTS QUARTER


ST. PETERSBURG, FL - MARCH 17, 2004...Jabil Circuit, Inc. (NYSE: JBL), a global electronics manufacturing services provider, today reported results for the second quarter of fiscal 2004, ended February 29, 2004. Revenue for the second quarter of fiscal 2004 increased 30 percent to $1.5 billion compared to $1.1 billion for the same period of fiscal 2003.

On a Generally Accepted Accounting Principles ("GAAP") basis, net income for the second quarter of fiscal 2004 increased to $40.0 million compared to $10.1 million for the same period of fiscal 2003. GAAP diluted earnings per share for the second quarter of fiscal 2004 were $0.19 compared to $0.05 for the same period of fiscal 2003.

Jabil's second quarter of fiscal 2004 core earnings increased 52 percent to $49.7 million, compared to $32.6 million for the second quarter of fiscal 2003. Core earnings per share increased 50 percent to $0.24 per diluted share for the period, compared to $0.16 for the second quarter of fiscal 2003. Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income, net of tax. (THE COMPANY REPORTS CORE EARNINGS TO PROVIDE ITS INVESTORS WITH AN ALTERNATIVE METHOD FOR ASSESSING ITS EARNINGS FROM WHAT IT BELIEVES TO BE ITS CORE MANUFACTURING OPERATIONS. SEE THE ACCOMPANYING RECONCILIATION OF JABIL'S CORE EARNINGS TO ITS GAAP NET INCOME AND ADDITIONAL INFORMATION IN THE SUPPLEMENTAL INFORMATION BELOW).

Gross profit for the second quarter of fiscal 2004 increased 25 percent to $131.3 million or 8.8 percent of revenue compared to $104.9 million or 9.2 percent of revenue for the same period of fiscal 2003.

On a GAAP basis, operating income for the second quarter of fiscal 2004 increased to $50.2 million compared to $11.6 million for the same period of fiscal 2003.

Core operating income for the second quarter of fiscal 2004 increased 47 percent to $62.2 million or 4.2 percent of revenue compared to $42.1 million or 3.7 percent of revenue for the second quarter of fiscal 2003. Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition related charges and restructuring and impairment charges. (THE COMPANY REPORTS CORE OPERATING INCOME TO PROVIDE INVESTORS WITH AN ALTERNATIVE METHOD FOR ASSESSING ITS OPERATING INCOME FROM WHAT IT BELIEVES TO BE ITS CORE MANUFACTURING OPERATIONS. SEE THE ACCOMPANYING RECONCILIATION OF JABIL'S CORE OPERATING INCOME TO ITS GAAP OPERATING INCOME AND ADDITIONAL INFORMATION IN THE SUPPLEMENTAL INFORMATION BELOW).

"We were delighted that business strength across a broad range of customers and sectors substantially offset seasonal weakness in our consumer business," said Timothy L. Main, President and Chief Executive Officer. "We expect the second half of fiscal 2004 will continue to reflect broad-based organic growth."



                                   ( M O R E )

Q2 2004 EARNINGS RELEASE--ADD ONE
MARCH 17, 2004


OTHER QUARTERLY HIGHLIGHTS

o     Cash flow from operations was approximately $180 million.
o Sales cycle for the quarter improved seven days to 26 days from the first quarter of fiscal 2004.
o Calculated inventory turns were eight for the quarter compared to nine for the first quarter of fiscal 2004.
o     Capital expenditures for the quarter were approximately $45 million.
o     Depreciation for the quarter was approximately $45 million.
o     Cash balances were $901 million at the end of the second quarter of fiscal
      2004.
o Return on Invested Capital (ROIC) remained unchanged at 14 percent in the quarter.

BUSINESS OUTLOOK

"We are gratified with the continuing improvement in our business and we remain confident that the momentum will carry on through our fiscal year. Our focus for the remainder of the year will be to continuously improve our operational execution, satisfy customer requirements and deliver profitable growth," said Timothy L. Main, President and Chief Executive Officer.

The Company provided guidance for its third fiscal quarter of 2004 indicating that it currently foresees revenue in a range of $1.575 to $1.625 billion and core earnings of $0.25 to $0.27 per diluted share, depending upon levels of production. GAAP earnings per share are currently estimated to be $0.21 to $0.23 per diluted share. (EXPECTED GAAP EARNINGS PER SHARE FOR THE QUARTER ARE ESTIMATED TO INCLUDE $0.04 PER SHARE FOR AMORTIZATION OF INTANGIBLES.)

The Company also updated full year guidance, indicating that it currently expects revenue for the year will grow by more than 30 percent to a range of $6.2 to $6.3 billion. Jabil management also indicated that it expects fiscal year core operating income to increase by more than 40 percent and core earnings per share to be in a range of $1.00 to $1.04 per diluted share. GAAP earnings per share for the fiscal year are currently estimated to be $0.83 to $0.87 per diluted share. (EXPECTED GAAP EARNINGS PER SHARE FOR THE FISCAL YEAR IS ESTIMATED TO INCLUDE $0.17 PER SHARE FOR AMORTIZATION OF INTANGIBLES AND ACQUISITION-RELATED CHARGES.)


                                   #      #

SUPPLEMENTAL INFORMATION

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of the Company's core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Due to its acquisitions and restructuring programs, the Company has incurred significant incremental charges that are included in the GAAP financial measures disclosed in this release. Management believes that the incremental nature of these amounts does not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil's ongoing operations on a comparable basis. Jabil reports core earnings and core operating income to provide its investors with an alternative method for assessing its earnings and operating income from what it believes to be its core manufacturing operations. Included in this release is a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

                                   ( M O R E )

Q2 2004 EARNINGS RELEASE--ADD ONE
MARCH 17, 2004

COMPANY CONFERENCE CALL INFORMATION
Jabil Circuit will conduct a conference call to announce its second quarter earnings at 4:30 p.m. EDT, live on the Internet at HTTP://WWW.JABIL.COM. This earnings conference call will be recorded and archived for playback on the web at HTTP://WWW.JABIL.COM.

The news release and information about Jabil's earnings will also be available in the investor relations' section of the web site (JABIL.COM) by approximately 4:00 p.m., EDT. A taped replay of the conference call will also be available March 17, 2004 at approximately 7:30 p.m. EDT through midnight EDT on March 18, 2004. To access the replay, dial (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The conference identification number is 6128769.

Jabil Circuit, Inc. is a global leader in the Electronic Manufacturing Services
(EMS) industry, offering innovative solutions to world leading electronics companies in the aerospace, automotive, computing, consumer, defense, instrumentation, medical, networking, peripherals, storage and telecommunications markets. Jabil offers circuit design, board design from schematic, mechanical and production design, product realization services, product research and development, testing prototype assembly, volume board assembly, system assembly, enclosure services, direct fulfillment, repair and warranty services from facilities in the Americas, Europe and Asia. Jabil common stock is traded on the New York Stock Exchange under the symbol "JBL." Further information about Jabil can be found on the company's web site at JABIL.COM.


Investor & Media Contact:
Beth Walters
(727) 803-3511
INVESTOR_RELATIONS@JABIL.COM

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                             February 29,       August 31,
                                                                 2004               2003
                                                             ------------       ----------

ASSETS
Current assets
    Cash and cash equivalents                                $  900,687         $  699,748
    Accounts receivable, net                                    687,915            759,696
    Inventories                                                 675,730            510,218
    Refundable income taxes                                      32,272             27,757
    Prepaid expenses and other current assets                   102,244             62,942
    Deferred income taxes                                        68,186             33,586
                                                             ----------         ----------

          Total current assets                                2,467,034          2,093,947

Property, plant and equipment, net                              738,128            746,204
Goodwill and intangible assets, net                             376,912            381,319
Other assets                                                     19,640             23,275
                                                             ----------         ----------

                                                             $3,601,714         $3,244,745
                                                             ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current installments of notes payable,
      long-term debt and long-term lease obligations         $  349,346         $  347,237
    Accounts payable                                            902,952            712,697
    Accrued expenses                                            211,082            203,284
                                                             ----------         ----------

          Total current liabilities                           1,463,380          1,263,218

Notes payable, long-term debt and long-term
  lease obligations, less current installments                  309,795            297,018
Deferred income taxes                                            46,872             19,223
Other liabilities                                                53,349             76,810
                                                             ----------         ----------

          Total liabilities                                   1,873,396          1,656,269
                                                             ----------         ----------

Stockholders' equity
    Common stock                                                    200                199
    Additional paid-in capital                                  962,366            944,145
    Retained earnings                                           705,564            623,053
    Accumulated other comprehensive income                       60,188             21,079
                                                             ----------         ----------

          Total stockholders' equity                          1,728,318          1,588,476
                                                             ----------         ----------

                                                             $3,601,714         $3,244,745
                                                             ==========         ==========



                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)



                                                             Three months ended                       Six months ended
                                                     ---------------------------------         ---------------------------------
                                                     February 29,         February 28,         February 29,         February 28,
                                                        2004                 2003                 2004                 2003
                                                     ------------         ------------         ------------         ------------
Net revenue                                          $ 1,491,876          $ 1,145,917          $ 3,000,870          $ 2,214,163
Cost of revenue                                        1,360,549            1,041,030            2,736,094            2,011,732
                                                     -----------          -----------          -----------          -----------

Gross profit                                             131,327              104,887              264,776              202,431

Operating expenses:
    Selling, general and administrative                   65,986               60,310              131,995              116,150
    Research and development                               3,184                2,431                6,090                5,047
    Amortization of intangibles                           11,952                9,716               22,111               15,867
    Acquisition-related charges (1)                           --                3,697                1,339                7,412
    Restructuring and impairment charges (2)                  --               17,128                   --               43,487
                                                     -----------          -----------          -----------          -----------
Operating income                                          50,205               11,605              103,241               14,468

    Other Income                                              --                   --                   --               (2,600)
    Interest income                                       (1,815)              (1,847)              (3,471)              (3,771)
    Interest expense                                       4,776                4,182                9,536                7,911
                                                     -----------          -----------          -----------          -----------

Income before income taxes                                47,244                9,270               97,176               12,928

    Income tax expense (benefit)                           7,229                 (842)              14,665               (5,541)
                                                     -----------          -----------          -----------          -----------

Net income                                           $    40,015          $    10,112          $    82,511          $    18,469
                                                     ===========          ===========          ===========          ===========


Earnings per share:
Basic                                                $      0.20          $      0.05          $      0.41          $      0.09
                                                     ===========          ===========          ===========          ===========
Diluted                                              $      0.19          $      0.05          $      0.39          $      0.09
                                                     ===========          ===========          ===========          ===========

Common shares used in the calculation of
earnings per share:
Basic                                                    200,267              198,351              199,946              198,162
                                                     ===========          ===========          ===========          ===========
Diluted                                                  214,738              200,726              214,413              200,419
                                                     ===========          ===========          ===========          ===========



---------------
(1) During the six-months ended February 29, 2004, we recorded acquisition related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation. During the three-months and six-months ended February 28, 2003, we recorded acquisition related charges of $3.7 million ($2.3 million after-tax) and $7.4 million ($4.7 million after-tax), respectively, in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo, Lucent Technologies of Shanghai, Seagate Technologies- Reynosa, S. de R.L. de C.V. and Royal Philips Electronics.

(2) During the three-months and six-months ended February 28, 2003, we recorded charges of $17.1 million ($12.0 million after-tax) and $43.5 million ($28.5 million after-tax), respectively, related to the restructuring of our business.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                                SUPPLEMENTAL DATA
         RECONCILIATION FOR GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                                            Three months ended          Six months ended
                                                        --------------------------  --------------------------
                                                        February 29,  February 28,  February 29,  February 28,
                                                            2004          2003          2004           2003
                                                        ------------  ------------  ------------  ------------
OPERATING INCOME (GAAP)                                   $ 50,205      $ 11,605      $103,241      $  14,468
Amortization of intangibles                                 11,952         9,716        22,111         15,867
Acquisition related charges                                     --         3,697         1,339          7,412
Restructuring and impairment charges                            --        17,128            --         43,487
                                                          --------      --------      --------      ---------
CORE OPERATING INCOME (NON-GAAP)                          $ 62,157      $ 42,146      $126,691      $  81,234
                                                          ========      ========      ========      =========

NET INCOME (GAAP)                                         $ 40,015      $ 10,112      $ 82,511      $  18,469
Amortization of intangibles, net of tax                      9,709         8,230        17,827         13,217
Acquisition related charges, net of tax                         --         2,328           987          4,652
Restructuring and impairment charges, net of tax                --        11,976            --         28,481
Other income, net of tax                                        --            --            --         (1,622)
                                                          --------      --------      --------      ---------
CORE EARNINGS (NON-GAAP)                                  $ 49,724      $ 32,646      $101,325      $  63,197
                                                          ========      ========      ========      =========


EARNINGS PER SHARE: (GAAP)
Net income                                                $ 40,015      $ 10,112      $ 82,511      $  18,469
Interest expensed on convertible debt, net of tax(1)           942            --         1,884             --
                                                          --------      --------      --------      ---------
Adjusted net income                                       $ 40,957      $ 10,112      $ 84,395      $  18,469
                                                          ========      ========      ========      =========

Basic                                                     $   0.20      $   0.05      $   0.41      $    0.09
                                                          ========      ========      ========      =========
Diluted                                                   $   0.19      $   0.05      $   0.39      $    0.09
                                                          ========      ========      ========      =========

CORE EARNINGS PER SHARE: (NON-GAAP)
Core earnings                                             $ 49,724      $ 32,646      $101,325      $  63,197
Interest expensed on convertible debt, net of tax(1)           942            --         1,884             --
                                                          --------      --------      --------      ---------
Adjusted core earnings                                    $ 50,666      $ 32,646      $103,209      $  63,197
                                                          ========      ========      ========      =========

Basic                                                     $   0.25      $   0.16      $   0.51      $    0.32
                                                          ========      ========      ========      =========
Diluted                                                   $   0.24      $   0.16      $   0.48      $    0.32
                                                          ========      ========      ========      =========

COMMON SHARES USED IN THE CALCULATIONS OF
   EARNINGS PER SHARE:

Basic                                                      200,267       198,351       199,946        198,162
                                                          ========      ========      ========      =========
Diluted(2)                                                 214,738       200,726       214,413        200,419
                                                          ========      ========      ========      =========



---------------
(1) The computation of earnings per diluted share and core earnings per diluted share for the three-months and six-months ended February 29, 2004 includes the elimination of $0.9 million and $1.9 million in net of tax interest expense, respectively, on the convertible subordinated notes, which would have been extinguished had the conversion occurred, as the effect of the conversion would have been dilutive.

(2) Diluted common shares for the three-months and six-months ended February 29, 2004 include 8,406,960 shares of common stock issuable upon the conversion of the $345.0 million, 20-year, 1.75% convertible subordinated notes as the effect of the conversion would have been dilutive.